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EXHIBIT 4.2






                           EL PASO NATURAL GAS COMPANY


                              STOCK OPTION PLAN FOR
                              MANAGEMENT EMPLOYEES










                          Dated as of December 14, 1993

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                          TABLE OF CONTENTS
                                                            Page

SECTION 1 - PURPOSE . . . . . . . . . . . . . . . . . . . . .   1

SECTION 2 - DEFINITIONS . . . . . . . . . . . . . . . . . . .   1
            2.1   Beneficiary . . . . . . . . . . . . . . . .   1
            2.2   Board of Directors  . . . . . . . . . . . .   1
            2.3   Cause . . . . . . . . . . . . . . . . . . .   1
            2.4   Change in Control . . . . . . . . . . . . .   2
            2.5   Code  . . . . . . . . . . . . . . . . . . .   2
            2.6   Common Stock  . . . . . . . . . . . . . . .   2
            2.7   Exchange Act  . . . . . . . . . . . . . . .   2
            2.8   Fair Market Value . . . . . . . . . . . . .   2
            2.9   Good Reason . . . . . . . . . . . . . . . .   3
            2.10  Management Committee . . . . . . . . . . .    3
            2.11  Option . . . . . . . . . . . . . . . . . .    4
            2.12  Option Price . . . . . . . . . . . . . . .    4
            2.13  Participant  . . . . . . . . . . . . . . .    4
            2.14  Permanent Disability or Permanently Disabled .4
            2.15  Plan Administrator . . . . . . . . . . . .    4
            2.16  Subsidiary . . . . . . . . . . . . . . . .    4

SECTION 3 - ADMINISTRATION  . . . . . . . . . . . . . . . . .   4

SECTION 4 - ELIGIBILITY . . . . . . . . . . . . . . . . . . .   5

SECTION 5 - SHARES AVAILABLE FOR THE PLAN . . . . . . . . . .   5

SECTION 6 - STOCK OPTIONS . . . . . . . . . . . . . . . . . .   5

SECTION 7 - STOCK APPRECIATION RIGHTS . . . . . . . . . . . .   9

SECTION 8 - LIMITED STOCK APPRECIATION RIGHTS . . . . . . . .   10

SECTION 9 - REGULATORY APPROVALS AND LISTING  . . . . . . . .   10

SECTION 10 - EFFECTIVE DATE AND TERM OF THE PLAN  . . . . . .   11

SECTION 11 - GENERAL PROVISIONS . . . . . . . . . . . . . . .   11

SECTION 12 - AMENDMENT, TERMINATION OR DISCONTINUANCE OF THE
             PLAN. . . . . . . . . . . . . . . . . . . . . .    12







                          EL PASO NATURAL GAS COMPANY
                  STOCK OPTION PLAN FOR MANAGEMENT EMPLOYEES

                              SECTION 1 - PURPOSE

          The purpose of the El Paso Natural Gas Company Stock Option Plan for Management Employees (the "Plan") is to promote the interests of El Paso Natural Gas Company (the "Company") and its stockholders by strengthening its ability to attract and retain key employees in the employ of the Company and its Subsidiaries (as defined below) by furnishing suitable recognition of their ability and industry which materially contributes to the success of the Company. The Plan provides for the grant of stock options, limited stock appreciation rights and stock appreciation rights in accordance with the terms and conditions set forth below.


                               SECTION 2 - DEFINITIONS

          Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:

          2.1  Beneficiary

          The person or persons designated by the Participant pursuant to Section 6.2(f) to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant's death.

          2.2  Board of Directors

          The Board of Directors of the Company.

          2.3  Cause

          After a Change in Control, the Company may terminate the Participant's employment for Cause. A termination for Cause is a termination evidenced by a statement adopted in good faith by the Management Committee that the Participant (i) willfully and continually failed to substantially perform the Participant's duties with the Company (other than a failure resulting from the Participant's incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Participant specifying the manner in which the Participant has failed to substantially perform or (ii) willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Participant's employment shall be for Cause as set forth in clause (ii) above until (A) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of the conduct set forth in clause (ii) above and specifying the particulars thereof in detail and (B) the Participant shall have been provided an opportunity to be heard by the Management Committee (with the assistance of the Participant's counsel if the Participant so desires). No act, nor failure to act, on the Participant's part shall be considered "willful" unless the Participant has acted, or failed to act, with an absence of good faith and without a reasonable belief that the Participant's action or failure to act was in the best interest of the Company. Notwithstanding anything contained in the Plan to the contrary, no failure to perform by the Participant after notice of termination is given to the Participant shall constitute Cause.

          2.4  Change in Control

          As used in the Plan, a Change in Control shall be deemed to occur (i) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities, (ii) upon the first purchase of the Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company), (iii) upon the approval by the Company's stockholders of a merger or consolidation, a sale or disposition of all or substantially all the Company's assets or a plan of liquidation or dissolution of the Company, or (iv) if, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two- thirds (2/3) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing, nothing in this Plan shall prohibit or restrict the Company's ability to either merge with or into another company or transfer all or substantially all of its assets to another company, if such merger or transfer of assets is in connection with a corporate restructuring.

          2.5  Code

          The Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the Treasury adopted pursuant to the Code.

          2.6  Common Stock

          The common stock of the Company, $3 par value per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 5.

          2.7  Exchange Act

          The Securities Exchange Act of 1934, as amended.

          2.8  Fair Market Value

          As applied to a specific date, Fair Market Value shall be deemed to be the mean between the highest and lowest quoted selling prices at which Common Stock was sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal on such date, or if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded.

          Notwithstanding the foregoing, upon the exercise,

          (a) during the thirty (30) day period following a Change in Control, of a limited stock appreciation right or stock appreciation right granted in connection with an option more than six (6) months prior to a Change in Control, or

          (b) during the seven (7) month period following a Change in Control, of a limited stock appreciation right or of a stock appreciation right granted in connection with an option less than six (6) months prior to a Change in Control, Fair Market Value on the date of exercise shall be deemed to be the greater of (i) the highest price per share of Common Stock as reported in the NYSE-Composite Transactions by The Wall Street Journal during the sixty
(60) day period ending on the day preceding the date of exercise of the stock appreciation right or limited stock appreciation right, as the case may be, and (ii) if the Change in Control is one described in clause (ii) or (iii) of Section 2.4, the highest price per share paid for Common Stock in connection with such Change in Control.

          2.9  Good Reason

          Good Reason shall mean the occurrence of any of the following events or conditions:

          (a) a change in the Participant's status, title, position or responsibilities (including reporting responsibilities) which, in the Participant's reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which, in the Participant's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions, except in connection with the termination of the Participant's employment for Cause, for Permanent Disability, as a result of his or her death or by the Participant other than for Good Reason;

          (b)  a reduction in the Participant's annual base salary;

          (c) the Company requires the Participant (without the consent of the Participant) to be based at any place outside a thirty-five (35) mile radius of his or her place of employment prior to a Change in Control, except for reasonably required travel due to the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

          (d) the failure by the Company to (i) continue in effect any material compensation or benefit plan in which the Participant was participating at the time of the Change in Control, including, but not limited to, the Plan, the El Paso Natural Gas Company Pension Plan and the El Paso Natural Gas Company Retirement Savings Plan; or (ii) provide the Participant with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

          (e) any material breach by the Company of any provision of the Plan; or

          (f) any purported termination of the Participant's employment for Cause by the Company which does not otherwise comply with the terms of the Plan.

          2.10  Management Committee

          A committee consisting of the Chief Executive Officer of the Company and such other officers as the Chief Executive Officer shall designate.

          2.11  Option

          A stock option which is not intended to meet the requirements of an Incentive Stock Option, as defined in Section
422 of the Code.

          2.12  Option Price

          The price per share of Common Stock at which each option is exercisable.

          2.13  Participant

          An eligible employee to whom an option, limited stock appreciation right or stock appreciation right is granted under the Plan as set forth in Section 4.

          2.14  Permanent Disability or Permanently Disabled

          A Participant shall be deemed to have become Permanently Disabled for purposes of the Plan if the Chief Executive Officer of the Company shall find upon the basis of medical evidence satisfactory to the Chief Executive Officer that the Participant is totally disabled, whether due to physical or mental condition, so as to be prevented from engaging in further employment with the Company or any of its subsidiaries, and that such disability will be permanent and continuous during the remainder of the Participant's life.

          2.15  Plan Administrator

          The Management Committee shall, pursuant to Section 3, administer the Plan.

          2.16  Subsidiary

          An entity that is designated by the Plan Administrator as a subsidiary for purposes of the Plan and that is a corporation (or other form of business association that is treated as a corporation for tax purposes) of which shares (or other ownership interests) having more than fifty percent (50%) of the voting power are owned or controlled, directly or indirectly by the Company so as to qualify as a "subsidiary corporation" within the meaning of Section 424(f) of the Code.


                           SECTION 3 - ADMINISTRATION

          3.1  The Plan shall be administered by the Management
Committee, unless the Board of Directors shall otherwise determine the administrator of the Plan. The administrator of the Plan is referred to herein as the "Plan Administrator."

          3.2 The members of the Management Committee serving as Plan Administrator shall be appointed by the Chief Executive
Officer for such term as the Chief Executive Officer may determine. The Chief Executive Officer may from time to time remove members from, or add members to, the Management Committee.

          3.3 Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to select persons eligible to participate in the Plan, to grant options, limited stock appreciation rights and stock appreciation rights thereunder, to administer the Plan, to make recommendations to the Board of Directors, to take all such steps and make all such determinations in connection with the Plan and the options, limited stock appreciation rights and stock appreciation rights granted thereunder as it may deem necessary or advisable, which determination shall be final and binding upon all Participants.
The Plan Administrator shall cause the Company at its expense to take any action related to the Plan which may be required or necessary to comply with the provisions of any federal or state law or any regulations issued thereunder.

          3.4 Each member of the Management Committee acting as Plan Administrator, while serving as such, shall be considered to be acting in his or her capacity as an officer of the Company. Members of the Management Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.


                             SECTION 4 - ELIGIBILITY

          To be eligible for selection by the Plan Administrator to participate in the Plan, an individual must be a key employee of the Company, or of any Subsidiary, as of the date on which the Plan Administrator grants to such individual an option, limited stock appreciation right or stock appreciation right and who in the judgment of the Plan Administrator holds a position of responsibility and is able to contribute substantially to the Company's continued success.


                    SECTION 5 - SHARES AVAILABLE FOR THE PLAN

          5.1 Subject to Section 5.2, the maximum number of shares for which options, limited stock appreciation rights and stock appreciation rights may at any time be granted under the Plan is two million five hundred thousand (2,500,000) shares of Common Stock, from shares held in the Company's treasury or out of the authorized but unissued shares of the Company, or partly out of each, as shall be determined by the Plan Administrator. Upon (i) the expiration or termination in whole or in part of unexercised options or (ii) the surrender of an option, or portion thereof, upon exercise of a related limited stock appreciation right or stock appreciation right for cash, shares of Common Stock which were subject thereto shall again be available for grants of options, limited stock appreciation rights and stock appreciation rights under the Plan.

          5.2 In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in corporate structure or shares of the Company or similar event, the Board of Directors, upon the recommendation of the Plan Administrator, may make appropriate adjustments in the number of shares authorized for the Plan and, with respect to outstanding options, limited stock appreciation rights and stock appreciation rights, the Plan Administrator may make appropriate adjustments in the number of shares and the Option Price.


                            SECTION 6 - STOCK OPTIONS

          6.1 Options may be granted to eligible employees in such number and at such times during the term of the Plan as the Plan Administrator shall determine. When determining a grant, the Plan Administrator may take into account the duties of the respective employees, their present and potential contributions to the success of the Company, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purpose of the Plan. The granting of an option shall take place when the Plan Administrator determines to grant such an option to a particular Participant at the Option Price. Each option shall be evidenced by a written instrument delivered by or on behalf of the Company containing provisions not inconsistent with the Plan.

          6.2 All options under the Plan shall be granted subject to the following terms and conditions:

          (a)  Option Price

          The Option Price shall be the Fair Market Value of the
Common Stock on the date the option is granted, unless otherwise specified by the Plan Administrator.

          (b)  Duration of Options

          Options shall be exercisable at such time and under such conditions as set forth in the option grant, but in no event shall any option be exercisable later than the tenth anniversary of the date of its grant.

          (c)  Exercise of Options

          Subject to Section 6.2(j), a Participant may not exercise an option until the Participant has completed one (1) year of continuous employment with the Company or any of its Subsidiaries immediately following the date on which the option is granted, or such other shorter or longer period as the Plan Administrator may determine in a particular case. This requirement is waived in the event of death or Permanent Disability of a Participant before such period of continuous employment is completed and may be waived or modified in the agreement evidencing the option or by written notice to the Participant from the Plan Administrator. Thereafter, shares of Common Stock covered by an option may be purchased at one time or in such installments over the balance of the option period as may be provided in the option grant. Any shares not purchased on the applicable installment date may be purchased at one time or in such installments at any time prior to the final expiration of the option as may be provided in the option grant. To the extent that the right to purchase shares has accrued thereunder, options may be exercised from time to time by providing written notice to the Company setting forth the number of shares to which the option is being exercised.

          (d)  Payment

          The product of the Option Price and the number of shares purchased (the "Purchase Price") shall be paid in full to the Company upon the exercise of an option. The Purchase Price may be paid either (i) in cash or (ii) at the discretion of the Plan Administrator, in Common Stock already owned by the Participant for at least six (6) months, or any combination of cash and Common Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the day prior to delivery. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an option may also be exercised by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the Purchase Price. A Participant shall have none of the rights of a stockholder until the shares of Common Stock are issued to the Participant.

          (e)  Restrictions

          The Plan Administrator shall determine, with respect to each option, the nature and extent of the restrictions, if any, to be imposed on the shares of Common Stock which may be purchased thereunder, including, but not limited to, restrictions on the transferability of such shares acquired through the exercise of an option for such periods as the Plan Administrator may determine and, further, that in the event a participant's employment by the Company, or a Subsidiary, terminates during the period in which such shares are nontransferable, the Participant shall be required to sell such shares back to the Company at such prices as the Plan Administrator may specify in the option.

          (f)  Nontransferability of Options

          During a Participant's lifetime, an option may be exercisable only by the Participant. Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, except that to the extent permitted by applicable law, the Plan Administrator may permit a recipient of an option to designate in writing during the Participant's lifetime a Beneficiary to receive and exercise options in the event of such Participant's death (as provided in Section 6.2(i)). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

          (g)  Purchase for Investment

          The Plan Administrator shall have the right to require that each Participant or other person who shall exercise an option under the Plan, and each person into whose name shares of Common Stock shall be issued pursuant to the exercise of an option, represent and agree that any and all shares of Common Stock purchased pursuant to such option are being purchased for investment only and not with a view to the distribution or resale thereof and that such shares will not be sold except in accordance with such restrictions or limitations as may be set forth in the option. This Section 6.2(g) shall be inoperative during any period of time when the Company has obtained all necessary or advisable approvals from governmental agencies and has completed all necessary or advisable registrations or other qualifications of shares of Common Stock as to which options may from time to time be granted.

          (h)  Termination of Employment

          Upon the termination of a Participant's employment for any reason other than death or Permanent Disability, the Participant's option shall be exercisable only to the extent that it was then exercisable and, unless the term of the option expires sooner, such option shall expire according to the following schedule; provided, that the Plan Administrator may at any time determine in a particular case that specific limitations and restrictions under the Plan shall not apply:

              (i)   Retirement

              The option shall expire, unless exercised, thirty-six
(36) months after the Participant's retirement from the Company or any Subsidiary.

              (ii)  Disability

              The option shall expire, unless exercised, thirty-six
(36) months after the Participant's Permanent Disability.

              (iii) Termination with Approval

              The option shall expire, unless exercised, thirty-six
(36) months after a Participant resigns or is terminated as an employee of the Company or any of its Subsidiaries, provided that the Chief Executive Officer of the Company shall have determined in a specific case that the option should not immediately terminate when the Participant's employment status ceases.

              (iv)  Termination Following a Change in Control

              The option shall expire, unless exercised, within thirty-six (36) months of a Participant's termination of employment (other than a termination by the Company for Cause or a voluntary termination by the Participant other than for Good Reason) following a Change in Control, provided that said termination of employment occurs within two (2) years following a Change in Control.

              (v)  All Other Terminations

              Except as provided in subparagraphs (iii) and (iv) above, the option shall expire upon termination of employment.

          (i)  Death of Participant

          Upon the death of a Participant, whether during the Participant's period of employment or during the thirty-six (36) month period referred to in Sections 6.2(h)(i), (ii) and (iii), the option shall expire, unless the term of the option expires sooner, twelve (12) months after the date of the Participant's death, unless the option is exercised within such twelve (12) month period by the Participant's Beneficiary, legal representatives, estate or the person or persons to whom the deceased's option rights shall have passed by will or the laws of descent and distribution; provided, that the Plan Administrator may determine in a particular case that specific limitations and restrictions under the Plan shall not apply.

          (j)  Change in Control

          Notwithstanding other Plan provisions pertaining to the times at which options may be exercised, all outstanding options, to the extent not then currently exercisable, shall become exercisable in full upon the occurrence of a Change in Control. No option shall be exercisable at a time that would violate the maximum duration of Section 6.2(b).

                      SECTION 7 - STOCK APPRECIATION RIGHTS

          7.1 The Plan Administrator may grant stock appreciation rights to Participants in connection with any option granted under the Plan, either at the time of the grant of such option or at any time thereafter during the term of the option. Such stock appreciation rights shall cover the same shares covered by the options (or such lesser number of shares of Common Stock as the Plan Administrator may determine) and shall, except as provided in
Section 7.3, be subject to the same terms and conditions as the related options and such further terms and conditions not inconsistent with the Plan as shall from time to time be determined by the Plan Administrator.

          7.2 Each stock appreciation right shall entitle the holder of the related option to surrender to the Company the related unexercised option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the Option Price per share times the number of shares covered by the option, or portion thereof, which is surrendered. Payment shall be made in shares of Common Stock valued at Fair Market Value as of the date the right is exercised, or in cash, or partly in shares and partly in cash, at the discretion of the Plan Administrator; provided, however, that payment shall be made solely in cash with respect to a stock appreciation right which is exercised within seven (7) months following a Change in Control. Stock appreciation rights may be exercised from time to time upon actual receipt by the Company of written notice stating the number of shares of Common Stock with respect to which the stock appreciation rights are being exercised. The value of any fractional shares shall be paid in cash.

          7.3 Stock appreciation rights are subject to the following restrictions:

          (a) Each stock appreciation right shall be exercisable at such time or times that the option to which they relate shall be exercisable or at such other times as the Plan Administrator may determine; provided, however, that such rights shall not be exercisable until the Participant shall have completed six (6) months of continuous employment with the Company or any of its Subsidiaries immediately following the date on which the stock appreciation right is granted. In the event of death or Permanent Disability of a Participant during employment but before the Participant has completed such period of continuous employment, such stock appreciation right shall be exercisable only within the period specified in the related option. In the event of a Change in Control, the requirement that a Participant shall have completed a six (6) month period of continuous employment is waived with respect to a participant who is employed by the Company at the time of the Change in Control but who, within the six (6) month period, voluntarily terminates employment for Good Reason or is terminated by the Company other than for Cause.

          (b) Except in the event of a Change in Control, the Plan Administrator in its sole discretion may approve or deny in whole or in part a request to exercise a stock appreciation right.
Denial or approval of such request shall not require a subsequent request to be similarly treated by the Plan Administrator.

          (c) The right of a Participant to exercise a stock appreciation right shall be cancelled if and to the extent the related option is exercised. To the extent that a stock appreciation right is exercised, the related option shall be deemed to have been surrendered, unexercised and cancelled.

          (d) A holder of stock appreciation rights shall have none of the rights of a stockholder until shares of Common Stock, if any, are issued to such holder pursuant to such holder's exercise of such rights.

          (e) The acquisition of Common Stock pursuant to the exercise of a stock appreciation right shall be subject to the same restrictions as would apply to the acquisition of Common Stock acquired upon acquisition of the related option, as set forth in
Section 6.2.


                SECTION 8 - LIMITED STOCK APPRECIATION RIGHTS

          8.1 The Plan Administrator may grant limited stock appreciation rights to Participants in connection with any options granted under the Plan either at the time of the grant of such option or at any time thereafter during the term of the option. Such limited stock appreciation rights shall cover the same shares covered by the options (or such lesser number of shares of Common Stock as the Plan Administrator may determine) and shall, except as provided in Section 8.3, be subject to the same terms and conditions as the related options and such further terms and conditions not inconsistent with the Plan as shall from time to time be determined by the Plan Administrator.

          8.2 Each limited stock appreciation right shall entitle the holder of the related option to surrender to the Company the unexercised portion of the related option and to receive from the Company in exchange therefor an amount in cash equal to the excess of the Fair Market Value of one (l) share of Common Stock on the date the right is exercised over the Option Price per share times the number of shares covered by the option, or portion thereof, which is surrendered.

          8.3 Limited stock appreciation rights are subject to the following restrictions:

          (a) Each limited stock appreciation right shall be exercisable in full for a period of seven (7) months following the date of a Change in Control, provided, however, that limited stock appreciation rights may not be exercised under any circumstances until the expiration of the six (6) month period following the date of grant. Limited stock appreciation rights shall be exercisable only to the same extent and subject to the same conditions as the options related thereto are exercisable, as provided in Section 6.2(j).

          (b) The right of a Participant to exercise a limited stock appreciation right shall be cancelled if and to the extent the related option is exercised. To the extent that a limited stock appreciation right is exercised, the related option shall be deemed to have been surrendered, unexercised and cancelled.


                   SECTION 9 - REGULATORY APPROVALS AND LISTING

          9.1 The Company shall not be required to issue any certificate for shares of Common Stock upon the exercise of an option or a stock appreciation right granted under the Plan prior to:

          (a) the obtaining of any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable;

          (b) the listing of such shares on any stock exchange on which the Common Stock may then be listed; or

          (c) the completion of any registration or other qualification of such shares under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.


             SECTION 10 - EFFECTIVE DATE AND TERM OF THE PLAN

          The Plan shall be dated as of December 14, 1993 and shall be effective upon adoption by the Board of Directors. Options, limited stock appreciation rights and stock appreciation rights may be granted pursuant to the Plan from time to time within the period commencing upon adoption of the Plan by the Board of Directors and ending ten (10) years thereafter. Options, limited stock appreciation rights and stock appreciation rights granted prior to the expiration of the Plan may extend beyond that date and the terms and conditions of the Plan shall continue to apply thereto and to shares of Common Stock acquired hereunder.


                         SECTION 11 - GENERAL PROVISIONS

          11.1 Nothing contained in the Plan, or in any option, limited stock appreciation right or stock appreciation right granted pursuant to the Plan, shall confer upon any employee any right with respect to continuance of employment by the Company or a Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment of such employee at any time with or without assigning any reason therefor.


          11.2 Grants, vesting or payment of stock options, limited stock appreciation rights or stock appreciation rights shall not be considered as part of a Participant's salary or used for the calculation of any other pay, allowance, pension or other benefit unless otherwise permitted by other benefit plans provided by the Company or its Subsidiaries, or required by law or by contractual obligations of the Company or its Subsidiaries.

          11.3 The right of a Participant or Beneficiary to the payment of any compensation under the Plan may not be assigned, transferred, pledged or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

          11.4 Leaves of absence for such periods and purposes conforming to the personnel policy of the Company, or of its Subsidiaries, as applicable, shall not be deemed terminations or interruptions of employment.

          11.5 In the event a Participant is transferred from the Company to a Subsidiary, or vice versa, or is promoted or given different responsibilities, the options, limited stock appreciation rights and stock appreciation rights granted to the Participant prior to such date shall not be affected. Notwithstanding the foregoing or any other provision in this Plan, in the event a Participant becomes an officer or director of the Company subject to Section 16(b) of the Exchange Act, the Plan Administrator may take any and all action necessary to prevent any violation of
Section 16(b), including, but not limited to, accelerating the vesting of options or rights, cancelling any unvested options or rights and/or requiring the Participant to exercise any and all vested options or rights at such times as the Plan Administrator may determine.

          11.6 Each grant to a Participant of an option, limited stock appreciation right and stock appreciation right hereunder shall make reference to this Plan by title and date to confirm the applicability of the Plan and the source of shares and rights covered by the grant.

          11.7 The Plan shall be construed and governed in accordance with the laws of the State of Texas, except that it shall be construed and governed in accordance with applicable federal law in the event that such federal law preempts state law.

          11.8 Appropriate provision shall be made for all taxes required to be withheld in connection with the exercise, grant or other taxable event with respect to options, limited stock appreciation rights and stock appreciation rights under the applicable laws or regulations of any governmental authority, whether federal, state or local and whether domestic or foreign.

          Tax advice should be obtained by the Participant prior to the Participant's (i) entering into any transaction under or with respect to the Plan, (ii) designating or choosing the time of distributions under the Plan or (iii) disposing of any shares of Common Stock issued upon the exercise of an option under the Plan.


        SECTION 12 - AMENDMENT, TERMINATION OR DISCONTINUANCE OF
THE PLAN

          12.1 Subject to Section 12.2, the Plan Administrator may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the Board of Directors, including, but not limited to, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 9; provided, however, that no change in any option, limited stock appreciation right or stock appreciation right theretofore granted may be made without the consent of the Participant which would impair the right of the Participant to acquire or retain Common Stock or cash that the Participant may have acquired as a result of the Plan.

          12.2 The Plan Administrator may not amend the Plan without the approval of the Board of Directors to:

          (a) increase the number of shares or rights that may be issued under the Plan; or

          (b) otherwise materially increase the benefits accruing to the Participants under the Plan.

          12.3 The Plan Administrator may at any time suspend the operation of or terminate the Plan with respect to any shares of Common Stock not subject to option, limited stock appreciation right or stock appreciation right at the time.